Third Amendment to
                   UNITED BANCORP RESTRICTED STOCK BONUS PLAN

The United Bancorp Restricted Stock Bonus Plan, originally effective January 31, 1983, as amended effective December 21, 1988, and May 28, 1991, and February 18, 1994, is further amended as follows:

1. CHANGE IN BONUS FUNDS

   Article III, Paragraph 3 is changed to read as follows:

   3. Calculation of bonus fund. The Bonus Pool shall be calculated as follows: There shall be deducted from the company's net earnings for the taxable year, 2 1/2% of the net capital of the company as of the last day of the preceding taxable year. There shall be allocated to the Bonus Pool zero percent (0%) of the first $1,000,000; 8 percent of the next $100,000; 9 percent of the next $100,000; 10 percent of the next $100,000; 11 percent of the next $100,000; 12 percent of the next $100,000; 13 percent of the next $100,000; 14 percent of the next $100,000; and 15 percent on any additional remaining balance. The Committee shall have the discretion to allocate in any year more to the Bonus Pool, as deemed appropriate, to carry out the purpose of the plan.

2. EFFECTIVE DATE

   2.1 This amendment shall be effective for awards granted for the 1996, 1997, and 1998 incentive years.

   2.2 Any awards granted for years before 1996 shall continue to vest and be paid in accordance with the Plan provisions without regard to this amendment.

   2.3 All Provisions not expressly changed by this amendment shall remain the same.

ADOPTED March 18, 1996.

EXECUTIVE COMMITTEE

\S\by John Loosley
   ----------------------
   John Loosley, Chairman

Approved by the Board of Directors: March 26, 1996

\s\by David A Jackson
   -----------------------
   David Jackson, Chairman

\s\by Pete Nilsen
   ----------------------
   Pete Nilsen, Secretary